Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 18, 2013, is entered into by and between Faneuil, Inc., a Delaware corporation (the “Company”) and Anna Van Buren (the “Executive”).

WHEREAS, the Executive, the Company and Harland Clarke Holdings Corp., a Delaware corporation (the “Seller”), are party to that certain Employment Agreement (the “Prior Agreement”), dated February 22, 2013, pursuant to which the Executive performs certain services to the Company.

WHEREAS, the Seller is selling 100% of the capital stock of the Company, a majority of which will be held by ALJ Regional Holdings, Inc., a Delaware corporation, following the closing of such sale (the “Closing”).

WHEREAS, effective upon the Closing, the Executive, the Company and the Seller have agreed to terminate the Prior Agreement.

WHEREAS, following the Closing, the Company wishes to employ the Executive and the Executive wishes to accept such employment according to the terms set forth in this Agreement.

ACCORDINGLY, the Company and the Executive agree as follows:

1. Employment, Duties and Acceptance.

1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as the President and Chief Executive Officer of the Company, or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position or as may be assigned to the Executive by the Board of Directors of the Company (the “Board”). The Executive will have the authority to hire individuals to provide services to the Company, provided that, with respect to any such individual who is reasonably expected to earn more than two hundred thousand dollars ($200,000) in total annual compensation from the Company (including salary and bonus), such hiring will be subject to approval of the Board.

1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3 Location. The duties to be performed by the Executive hereunder shall be performed at the offices in Hampton, Virginia and other locations mutually agreed with the Board, subject to reasonable travel requirements on behalf of the Company.

2. Term of Employment.

2.1 The Term. The term of the Executive’s employment under this Agreement (the “Term”) shall become effective as of the date hereof (the “Effective Date”), and will continue until December 31, 2018, subject to earlier termination pursuant to Section 4.

3. Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive a base salary, payable in accordance with the Company’s normal payroll practices, at the annual rate of five hundred twenty thousand dollars ($520,000) (effective on the Effective Date of this Agreement) less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”). In the event that the Board, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.

3.2 Incentive Compensation.

Commencing with the 2014 calendar year (and for such year, the calculations shall include the entire 2014 calendar year and any part of calendar year 2013 following the Closing), the Executive shall be eligible to earn a bonus with respect to such calendar year ending during the Term computed in accordance with the provisions hereafter (an “Annual Bonus”). The Annual Bonus shall be equal to ten percent (10%) of the positive difference between the Pre-Bonus Earnings amount for such year less the Bonus Threshold. The “Pre-Bonus Earnings” amount shall equal the EBITDA (as defined below) of the Company before any bonus amount owed to Executive but after all other bonus amounts. The “Bonus Threshold” shall be five million dollars ($5,000,000) and shall be subject to adjustment by the Board from time to time in its discretion to account for material acquisitions or dispositions of any business or assets of or by the Company or its subsidiaries.

An Annual Bonus if earned in accordance with this Agreement shall be paid no later than the fifteenth day of the third month following the year with respect to which such bonus was earned, provided that, except as otherwise specifically provided in this Agreement (including, without limitation, Sections 4.1, 4.2 and 4.4) or in connection with any bonus otherwise earned with regard to calendar year 2018, as a condition precedent to any bonus entitlement the Executive must remain in employment with the Company at the time that the Annual Bonus is paid. Notwithstanding the foregoing, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may be applicable, such Annual Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Annual Bonus to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder as well as any other required approvals.

For the purposes of this Agreement, “EBITDA” means for any fiscal year of the Company, consolidated operating income for such fiscal year of the Company plus, without duplication and to the extent reflected as a charge in the statement of such operating income for such fiscal year, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, (iii) all restructuring costs (as defined under U.S. generally accepted accounting principles (“GAAP”)), (iv) fees paid to the Company’s external advisors in connection with acquisitions for the business (whether or not consummated) and (v) effects of changes in accounting policy and GAAP, in the case of clauses (i) through (iii) above, solely with respect to the Company, and minus without duplication and to the extent included in the statement of such operating income for such period, the sum of (a) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such operating income for such period, gains on the sales of assets outside of the ordinary course of business), (b) effects of changes in accounting policy and GAAP, and (c) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of operating income, in the case of clauses (a) through (c) above, solely with respect to the Company, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or any other relevant committee or person.

3.3 Stock Option. The Executive will receive an option to purchase six percent (6%) of the shares of the Company’s common stock (determined on a fully-diluted basis as of the Closing) with an exercise price equal to the fair market value of a share of such common stock on the date of the grant of such option (the “Option”). Subject to the Executive’s continued employment with the Company, the shares subject to the Option will vest in three (3) equal annual installments on each of October 18, 2013, October 18, 2014, and October 18, 2015. The Executive’s entitlement to the Option is conditioned upon the Executive’s signing of a stock option agreement, satisfactory to the Board, related to the Option. The Option will be subject to the terms of such agreement and the terms of the stock incentive plan under which the Option is granted. The Option shall contain certain other customary terms and conditions, including an acceleration upon a change of control of the Company. Concurrently with the execution of this Agreement, the Company shall enter into a Stockholders Agreement with Executive and certain other executives (each a “Management Stockholder”) that will provide, inter alia, and as set forth in further detail therein, that on each of the fifth (5th), sixth (6th) and seventh (7th) anniversaries of the effective date of such agreement each Management Stockholder shall have the right to cause the Company to purchase all but not less than all of such Management Stockholder’s then outstanding equity securities of the Company at a price per share equal to the then fair market value of such securities (with such value to be determined by an appraisal process described in such Stockholders Agreement and with no minority, liquidity or other discount applied to such value with respect to such Management Stockholder’s equity securities or the Company as a whole).

3.4 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers within 60 days after such expenses have been incurred by the Executive; provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board.

3.5 Paid Time Off. During the Term, the Executive shall be entitled to paid time off in accordance with the paid time off policy of the Company for its senior executive employees during each year of the Term.

3.6 Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any 401(k) plan, group insurance or other health and welfare benefit plans as well as all benefits which the Company provides to its senior executive employees generally, which benefits may be amended, modified or terminated in the Company’s discretion. The Company shall reimburse the Executive’s James River Country Club dues during the Term (not to exceed $12,000 per year), upon presentation of supporting documentation of Executive’s payment of such dues. For avoidance of doubt, the Executive will not be entitled to an automobile allowance.

4. Termination.

4.1 Death. If the Executive dies during the Term, the Agreement shall terminate forthwith upon the Executive’s death. The Company shall pay to the Executive’s estate: (i) any Base Salary earned but not paid; (ii) a pro-rated Annual Bonus for the year in which the Executive dies, based on the number of days of the fiscal year worked by the Executive, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus would have been paid to the Executive had she not died; and (iii) an Annual Bonus for the year prior to the year in which the Executive dies if at the time of death the Executive has otherwise earned an Annual Bonus payment for such prior year and has not yet been paid such Annual Bonus, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus would have been paid to the Executive had she not died. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to her death, or as earned, vested, or accrued by virtue of her death.

4.2 Disability. If, during the Term the Executive is unable to perform her duties hereunder due to a physical or mental incapacity for a period of 6 months within any 12 month period (hereinafter a “Disability”), the Company shall have the right at any time thereafter to terminate the Agreement upon sending written notice of termination to the Executive. If the Company elects to terminate the Agreement by reason of Disability, the Company shall pay to the Executive promptly after the notice of termination: (i) any Base Salary earned but not paid, (ii) a pro-rated Annual Bonus for the year in which the Executive is terminated, based on the number of days of the fiscal year worked by the Executive until the date of the notice of termination, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus would have been paid to Executive had she not been terminated, and (iii) an Annual Bonus for the year prior to the year in which the Executive is terminated if at the time of termination the Executive has otherwise earned an Annual Bonus payment for such prior year and has not yet been paid such Annual Bonus, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus would have been paid to the Executive had she not been terminated, in each case less any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except to the extent already earned and vested as of the day immediately prior to her termination by reason of Disability, or as earned, vested, or accrued by virtue of her Disability.

4.3 Cause. The Company may at any time by written notice to the Executive terminate the Agreement for “Cause” (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination. For the purposes of this Agreement, “Cause” means: (i) continued neglect by the Executive of the Executive’s duties hereunder, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of any felony, (iv) material or continued violation of any rules, regulations, procedures or instructions of the Company, (v) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) material or continued breach of any provision of this Agreement, including any non-competition, non-solicitation and/or confidentiality provisions hereof, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with any reasonable order, policy or rule of the Company that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior, or (xi) using, possessing or being impaired by or under the influence of illegal drugs, or the abuse of controlled substances or alcohol, on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates. A termination for Cause by the Company for any of the events described in clauses (i), (ii), (iv), and (ix) shall only be effective on 30 days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 30-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately.

4.4 Termination by Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated prior to the end of the Term by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Executive shall be eligible to receive: (i) any Base Salary earned but not paid, (ii) as severance pay, an amount equal to the greater of (A) one-half the remaining years, or partial years, of the Term of this Agreement or (B) one (such length of time being referred to as the “Severance Period”), times the Base Salary, payable in installments in accordance with the Company’s normal payroll practices, (iii) continuation for the Severance Period of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits paid in full by the Company, (iv) an Annual Bonus for the year in which termination occurred (which, for the avoidance of doubt, shall not be pro-rated and shall be based on the entire year) if the Executive would have been otherwise entitled to receive such bonus hereunder had the Executive been employed at the time such Annual Bonus is normally paid, which Annual Bonus will be paid at the time and in the manner such Annual Bonus would have been paid to the Executive had such Executive not been terminated, and (v) an Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the

Executive has otherwise earned an Annual Bonus payment for such prior year and has not yet been paid such bonus due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus would have been paid to the Executive had such Executive not been terminated. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination, or as earned, vested, or accrued by virtue of such termination. For purposes of this Agreement, “Good Reason” means, without the advance written consent of the Executive: (i) a reduction in Base Salary, unless such reduction is made generally to other senior executives of the Company, (ii) a material reduction in the Executive’s title and/or responsibilities or (iii) the relocation of the principal office at which Executive performs services on behalf of the Company (currently Hampton, Virginia) to a location more than fifty (50) miles from its present location or to a location outside the Commonwealth of Virginia, provided, that a change in reporting responsibilities or a reduction in responsibilities that occurs solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute Good Reason and further provided, that a termination by the Executive for Good Reason shall be effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within thirty (30) days following the occurrence of such event or date Executive became aware or should have become aware of such event and the Company fails to cure the circumstances giving rise to Good Reason within 30 days after such notice.

4.5 Termination by Executive other than for Good Reason. The Executive is required to provide the Company with 30 days’ prior written notice of termination to the Company. Subject to Section 4.4, upon termination of employment by the Executive, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

4.6 Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4, are conditioned upon and subject to the Executive’s execution of a general waiver and release of claims (for the avoidance of doubt, the restrictive covenants contained in Section 5 of this Agreement shall survive the termination of this Agreement), in such form as may be prepared by the Company, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement. Concurrent with the delivery of such general waiver and release of claims by the Executive to the Company, the Company shall execute and deliver to the Executive an agreement regarding non-disparagement from the Company and its affiliates and subsidiaries, in such form as may be prepared by the Company. Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive’s execution, delivery and nonrevocation of the general waiver and release of claims (the “Release Condition”) within fifty-five (55) days following the Executive’s date of “separation from service” (as defined in Treas. Reg. § 1.409A-l(h)) (“Separation from Service Date”). Payments and benefits due under this Agreement (other than bonuses which will be paid at the time and in the manner otherwise provided in this Agreement and payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4), shall commence sixty (60) days after the Executive’s Separation from Service Date. However, if Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company) (a “Specified Employee”), any payment or benefit under this Agreement, or under any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A, and that if paid during the six (6) months beginning on the Separation from Service Date would be subject to the Section 409A additional tax because the Executive is a Specified Employee, will not be paid or provided to the Executive until the earlier of (i) the first day following the six (6) month anniversary of the Executive’s Separation from Service Date, or (ii) death. No payments or benefits will be due or payable under this Agreement unless the Release Condition is timely met (other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4).

4.7 Section 409A.

4.7.1 This Agreement is intended to satisfy the requirements of Section 409A of the Code and the regulations and other guidance thereunder (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties, provided that, notwithstanding the foregoing, the Company makes no representation that amounts payable under this Agreement will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to any amounts paid under this Agreement.

4.7.2 Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-l (h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

4.7.3 Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

5. Protection to Confidential Information; Restrictive Covenants.

5.1 Prior to the Effective Date, the Company has shared confidential and trade secret information of the Company and its subsidiaries and affiliates with the Executive. From the Effective Date, the Company will share with Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates. In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Executive agrees:

5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how”, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any material confidential information concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive in the course of her employment with the Company (“Confidential Information”), and not to disclose them to anyone outside of the Company, either during or after the Executive’s employment with the Company, except in the course of performing the Executive’s duties hereunder or with the Company’s express written consent. Confidential Information shall not include any information that (a) was already known to the Executive at the time of its disclosure by the Company; (b) becomes lawfully available to the public by means other than through a breach of this Agreement by the Executive; (c) is acquired or received rightfully by the Executive from a third party; (d) is independently developed or discovered by the Executive without breach of this Agreement and without reference to or use of any Confidential Information; or (e) the disclosure of which is required by law or court or governmental order. The foregoing prohibitions shall include, without limitation, publishing any diary, memoir, letter, story, photograph, interview, article, essay, account or description concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

5.1.2 To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, and not retain any copies, notes or summaries; provided Executive shall be entitled to keep a copy of this Agreement and compensation and benefit plans to which Executive is entitled to receive benefits thereunder.

5.2 In support of Executive’s commitments to maintain the confidentiality of the Company’s confidential and trade secret information, (i) during the Term and for any period the Executive is employed by the Company after the Term, and (ii) for a period of one year following termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not in the United States and in any non-US jurisdiction where the Company may then do business: (a) enter the employ of, or render any services to, any person, firm or entity engaged in any business competitive with any business of the Company or of any of its subsidiaries or affiliates; (b) engage in such business on the Executive’s own account, and the Executive shall not become interested in any such business, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) solicit or encourage (or cause to be solicited or encouraged) or cause any client, customer or supplier of the Company to cease doing business with the Company, or to reduce the amount of business such client, customer or supplier does with the Company or (d) solicit or encourage (or cause to be solicited or encouraged) to cease to work with the Company, or hire (or cause to be hired), any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the six month period preceding such activity without the Company’s written consent, provided however that this clause (d) shall not apply during the Restricted Period to a consulting or advisory firm which is also then currently engaged or under a retainer relationship (in each case, without any action by the Executive, whether directly or indirectly) by a subsequent employer of the Executive.

5.3 If the Executive commits a breach, or poses a serious and objective threat to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Company. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity; and

5.3.3 In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4.4 will cease as of the date on which such violation first occurs. In addition, if the Executive breaches any of the covenants contained in Sections 5.1 and 5.2 and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

5.4 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6 The Executive agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements to a third party about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates, provided that nothing herein shall prohibit the Executive from providing truthful testimony if such testimony is required by law.

5.7 For purposes of this Section 5 only, the term “Company” includes the Company and its subsidiaries and affiliates.

6. Inventions and Patents.

6.1 The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by her during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within one year after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7. Intellectual Property.

The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (notices shall be deemed to have been given on the date such notice is personally delivered, one day after delivery to an overnight courier, or three days after the date of mailing by registered or certified mail, return receipt requested), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Faneuil, Inc.

2 Eaton St., Suite 1002

Hampton, VA 23669

Attn.: Chairman of the Board of Directors

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

Attn.: Christopher M. Forrester

If to the Executive, to:

Such address as shall most currently appear on the records of the Company.

With a copy (which shall not constitute notice) to:

Williams Mullen

222 Central Park Avenue, Suite 1700

Virginia Beach, VA 23462

Attn.: John M. Paris Jr.

9. Governing Law; Dispute Resolution.

9.1 It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

9.2 Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections 5, 6 or 7 of this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent the Company is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as the Company’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 8 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

9.3 Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled by final, binding and non-appealable arbitration in Hampton, Virginia by a single arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses).

10. General.

10.1 JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

10.2 Continuation of Employment. The Executive and the Company agree to meet and confer one (1) year prior to the expiration of the Term to determine whether the parties mutually desire to provide for an extension of the term of this Agreement. If the Executive and the Company agree to extend the term of this Agreement, such agreement shall be evidenced in writing as promptly as practicable. Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and the Executive’s employment may thereafter be terminated “at will” by the Executive or the Company. If the Executive’s employment terminates upon expiration of the Term, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (other than any Annual Bonus for calendar year 2018 earned in accordance with Section 3.2 above) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination. The Executive shall remain subject to the restrictive covenants set forth in Section 5.2 for the Restricted Period, which shall include any period of continued at-will employment beyond the expiration of the Term.

10.3 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company and its affiliates including without limitation the Prior Agreement, and any severance, retention, change in control or similar types of benefits. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.5 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.6 Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.7 Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11. Subsidiaries and Affiliates.

11.1 As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question. For this definition, “control” (and its derivatives) means the possession of the power to direct or cause the direction of the management and policies of any corporation or other business entity, whether through ownership of voting interests, by contract or otherwise.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as or the date first above written.

FANEUIL, INC.

By:	/s/ Samuel Rehm
Name	Samuel Rehm
Title:	Chief Financial Officer

EXECUTIVE

/s/ Anna Van Buren
Anna Van Buren